Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	DANIEL L. KRIEGER,
CHAIRMAN & PRESIDENT
OR
JOHN P. NELSON
VICE PRESIDENT

(515) 232-6251

OCTOBER 13, 2006

AMES NATIONAL CORPORATION
ANNOUNCES THIRD QUARTER 2006 FINANCIAL RESULTS

The Company had net income of $2,546,000, or $0.27 per share for the three months ending September 30, 2006, compared to net income of $2,917,000, or $0.31 per share, for the three months ending September 30, 2005, a 13% decrease. The decline in net income can be attributed primarily to a $704,000, or 11% decrease in net interest income as the result of significantly higher deposit interest expense this quarter compared to the same period a year ago. Partially offsetting the higher cost of deposits was an increase in interest income of $730,000, or 7%, and the non-interest income categories of trust department fees of $65,000, or 24%, and gains from security transactions of $65,000, or 25%.

The return on average assets was 1.25% and 1.41% respectively, for the three months ending September 30, 2006 and 2005. Return on average equity was 9.36% for the three months ending September 30, 2006 compared to 10.54% for the same period a year ago. Total assets ended the quarter at $822 million nearly identical to the $823 million on September 30, 2005. The net interest margin for the most recent quarter was 3.25% compared to 3.58% for the same period in 2005.

Net income was $8,223,000, or $0.87 per share for the nine months ending September 30, 2006, compared to $8,900,000, or $0.95 per share, for the nine months ending September 30, 2005, a decrease of 8%. Net interest income for the first nine months of 2006 decreased by $2,061,000, or 11% compared to the first nine months of 2005. Partially offsetting the lower net interest income was the 2006 year-to-date credit provision for loan losses of $227,000, higher gains on security transactions of $213,000, and gains on the foreclosure of real estate properties of $482,000.

The Company’s return on average assets was 1.34% and 1.43% with a return on average equity of 10.08% and 10.78%, for the nine month periods ending September 30, 2006 and 2005, respectively. The net interest margin for the most recent nine month period was 3.29% compared to 3.60% for the same period in 2005.

Deposits decreased 1% to $650 million compared to September 30, 2005 primarily as the result of lower level of public funds deposit balances.

Net loans decreased 2% to $425 million as of September 30, 2006 compared to the $436 million as of September 30, 2005. The allowance for loan losses on September 30, 2006 and 2005 was $6,503,000 and $6,729,000, respectively, with net charged-off loans of $11,000 recorded for the quarter ending September 30, 2006.

Capital levels increased to $112 million for September 30, 2006 compared to $110 million one year ago as the result of higher retained earnings and net unrealized gains on securities available for sale. Capital at the end of September 2006 represented 13.6% of total assets.

Company stock, under the symbol ATLO, traded in the $19.95 to $22.75 range in the third quarter of 2006 and closed at $21.41 on September 30, 2006.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames, Boone Bank & Trust Co., Boone, State Bank & Trust Co., Nevada, Randall-Story State Bank, Story City, and United Bank & Trust, Marshalltown. Additional information about the Company can be found at www.amesnational.com.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(unaudited)

ASSETS	September 30, 2006	September 30, 2005

Cash and due from banks	$18,014,733	$18,749,571
Federal funds sold	50,000	100,000
Interest bearing deposits in financial institutions	3,331,089	6,973,569
Securities available-for-sale	351,928,869	343,497,810
Loans receivable, net	424,848,430	435,708,073
Loans held for sale	591,185	756,219
Bank premises and equipment, net	11,913,843	9,221,385
Accrued income receivable	8,328,348	7,471,349
Other assets	2,895,230	420,048
Total assets	$821,901,727	$822,898,024

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$73,742,114	$71,040,005
NOW accounts	150,119,248	163,803,373
Savings and money market	149,674,765	153,653,610
Time, $100,000 and over	92,706,421	90,796,789
Other time	183,418,287	176,630,452
Total deposits	649,660,835	655,924,229

Federal funds purchased and securities sold under agreements to repurchase	49,069,784	50,678,317
Other short-term borrowings	2,272,894
FHLB term advances	2,000,000
Dividend payable	2,450,503	2,354,818
Deferred income taxes	717,188	423,282
Accrued expenses and other liabilities	3,954,891	3,623,182
Total liabilities	710,126,095	713,003,828

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; 9,425,013 shares issued and outstanding September 30, 2006 and 9,419,271 shares issued and outstanding September 31, 2005	18,850,026	18,838,542
Additional paid-in capital	22,498,904	22,383,375
Retained earnings	65,586,270	64,359,425
Accumulated other comprehensive income, net unrealized gain on securities available-for-sale	4,840,432	4,312,854
Total stockholders' equity	111,775,632	109,894,196

Total liabilities and stockholders' equity	$821,901,727	$822,898,024

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Interest and dividend income:
Loans	$7,504,606	$7,036,222	$22,064,447	$19,888,720
Securities
Taxable	2,320,638	2,121,380	6,488,712	6,469,383
Tax-exempt	1,045,124	1,040,237	3,121,681	3,162,676
Federal funds sold	40,918	3,277	144,911	131,557
Dividends	353,659	333,722	1,052,437	1,053,311

Total interest income	11,264,945	10,534,838	32,872,188	30,705,647

Interest expense:
Deposits	5,111,121	3,691,821	14,515,383	10,237,119
Other borrowed funds	497,354	482,849	1,097,577	1,148,575

Total interest expense	5,608,475	4,174,670	15,612,960	11,385,694

Net interest income	5,656,470	6,360,168	17,259,228	19,319,953

Provision (credit) for loan losses	45,859	118,431	(227,371)	247,038

Net interest income after provision (credit) for loan losses	5,610,611	6,241,737	17,486,599	19,072,915

Non-interest income:
Trust department income	336,207	271,730	1,089,285	1,015,260
Service fees	474,633	465,027	1,379,684	1,335,672
Securities gains, net	330,827	265,771	846,135	633,554
Gain on sale of loans held for sale	173,163	186,812	457,150	468,833
Merchant and ATM fees	127,108	145,006	403,328	429,209
Gain on foreclosure of real estate	10,734	—	482,203	—
Other	118,701	110,473	404,894	351,314

Total non-interest income	1,571,373	1,444,819	5,062,679	4,233,842

Non-interest expense:
Salaries and employee benefits	2,341,368	2,354,097	7,128,646	7,065,595
Data processing	541,865	469,622	1,624,142	1,515,026
Occupancy expenses	294,113	285,962	891,991	864,370
Other operating expenses	639,067	697,397	2,024,029	1,999,283

Total non-interest expense	3,816,413	3,807,078	11,668,808	11,444,274

Income before income taxes	3,365,571	3,879,478	10,880,470	11,862,483

Income tax expense	819,999	962,102	2,657,713	2,962,871

Net income	$2,545,572	$2,917,376	$8,222,757	$8,899,612

Basic and diluted earnings per share	$0.27	$0.31	$0.87	$0.95

Declared dividends per share	$0.26	$0.25	$0.78	$0.75

Comprehensive Income	$6,971,732	$473,204	$9,771,334	$5,744,755